Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 5, 2020

NACCO INDUSTRIES, INC.
ANNOUNCES SECOND QUARTER 2020 RESULTS

Cleveland, Ohio, Wednesday, August 5, 2020 - NACCO Industries, Inc.® (NYSE: NC) today announced consolidated net income of $6.1 million, or $0.86 per diluted share, for the quarter ended June 30, 2020 compared with consolidated net income of $8.0 million, or $1.14 per diluted share for the quarter ended June 30, 2019. The decrease in consolidated net income was due primarily to lower earnings in the Minerals Management segment, partly offset by improved earnings in the North American Mining and Coal Mining segments, lower unallocated employee-related expenses, and a favorable change in taxes.
For the six months ended June 30, 2020, the Company reported consolidated net income of $12.2 million, or $1.74 per diluted share, compared with net income of $23.0 million, or $3.29 per diluted share, for the first six months of 2019.
NACCO had a negative effective income tax rate in both the second quarter and first half of 2020, which resulted in a tax benefit on income, compared with tax expense in the second quarter and first half of 2019. The Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"), enacted in response to the COVID-19 pandemic, contains numerous income tax provisions, including among other items, changes regarding the utilization of tax basis net operating losses, which resulted in the negative effective income tax rate through the first six months of 2020. For the full year, NACCO anticipates that its effective income tax rate will be negative in the range of 7% to 10%, excluding discrete items.
The Company has continued to operate as an essential business during the COVID-19 pandemic because it supports critical infrastructure industries. The Company also continues to maintain procedures to limit the exposure of employees to COVID-19. The extent to which COVID-19 impacts the Company going forward will depend on numerous factors and future developments that remain uncertain.
The Company believes that a conservative capital structure and liquidity are important given the Company's strategic initiatives to grow and diversify and changing trends in energy markets. The Company ended the second quarter of 2020 with consolidated cash on hand of $95.5 million and debt of $28.4 million. In addition, at June 30, 2020, the Company had availability of $133.0 million under its $150.0 million revolving credit facility.

Detailed Discussion of Results

Coal Mining Results

Coal deliveries for the second quarter of 2020 and 2019 were as follows:
	2020	2019
Tons of coal delivered	(in millions)
Unconsolidated operations	6.0	6.9
Consolidated operations	0.8	0.9
Total deliveries	6.8	7.8

Key financial results for the second quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$21,573	$22,570
Earnings of unconsolidated operations	$12,800	$13,529
Operating expenses(1)	$7,014	$7,583
Operating profit	$7,498	$7,262
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and Gain on sale of assets.

Coal Mining revenues decreased in the second quarter of 2020 from the second quarter of 2019 due to a moderate reduction in tons delivered. This was partially offset by an increase in the per ton sales price at Mississippi Lignite Mining Company.
Despite the decrease in revenues, improved earnings at Mississippi Lignite Mining Company and lower operating expenses in the Coal Mining segment contributed to a modest improvement in operating profit in the second quarter of 2020 compared with the prior year second quarter. These improvements were partially offset by reduced earnings of unconsolidated operations. The increase in Mississippi Lignite Mining Company's earnings was primarily the result of an increase in the profit per ton delivered. Operating expenses decreased primarily due to reduced employee-related costs partially offset by higher outside services.
    The decrease in earnings of unconsolidated operations was mainly due to lower customer demand, specifically at the Sabine Mine, Bisti Fuels and Camino Real Fuels, partially offset by increased demand at Coyote Creek Mine and the Falkirk Mine. Demand decreased significantly at Sabine as a result of a decrease in the number of days the customer's power plant was dispatched. The power plant supplied by Bisti had an extended outage during the second quarter of 2020.
Effective July 1, 2020, the contract mining agreement between Camino Real Fuels and its customer, Dos Republicas Coal Partnership (DRCP) was terminated as a result of the unexpected termination by Comisión Federal de Electricidad (CFE) of its coal supply contract with an affiliate of DRCP during the second quarter of 2020. CFE's contract termination eliminated DRCP’s need for coal from Camino Real Fuels’ Eagle Pass Mine, and will result in mine closure. Camino Real Fuels has no legal obligation to perform mine reclamation but is in negotiations with DRCP to potentially perform mine reclamation activities under a new contractual arrangement.

Coal Mining Outlook
In the second half and for the full year of 2020, the Company expects coal deliveries and Coal Mining operating profit to decrease from the respective prior year periods.
In the prior year fourth quarter, the Company recorded a $2.0 million unfavorable adjustment to mine reclamation liabilities at Centennial Natural Resources. Excluding the impact of this item, operating profit in the second half of 2020 is expected to decrease substantially from the second half of 2019. This decrease is a result of an anticipated decrease in earnings at the unconsolidated mining operations due to reduced customer requirements and an expected increase in operating expenses, mainly due to higher professional fees.
In the second half of 2020, earnings at Mississippi Lignite Mining Company are expected to be comparable to the second half of 2019. An anticipated improvement in customer demand resulting from an expected increase in the dispatch of the customer's power plant is expected to be offset by an increase in the cost per ton delivered. If customer demand at Mississippi Lignite Mining Company decreases from expected levels, it could unfavorably affect the Company's 2020 earnings outlook.
Excluding the unfavorable 2019 mine reclamation adjustment, 2020 full-year operating profit is expected to decrease from 2019 due to a reduction in earnings at the unconsolidated mining operations and the expected increase in operating expenses. Operating expenses are expected to increase moderately for the full year.
Changes in dispatch, including changes due to historically low natural gas prices and the continued increase in renewable generation, particularly wind, could reduce customer demand below anticipated levels which would unfavorably affect the Company’s second half and full-year 2020 outlook.
Capital expenditures are expected to be approximately $23 million in 2020. The Company expects high levels of capital expenditures in 2020 and 2021 primarily related to Mississippi Lignite Mining Company's development of a new mine area. These capital expenditures will result in an increase in depreciation that will unfavorably affect operating profit in future periods.
On May 7, 2020, Great River Energy ("GRE"), Falkirk Mine's customer and the Company's second largest customer, announced its intent to retire the Coal Creek Station power plant in the second half of 2022 and modify the Spiritwood Station power plant to be fueled by natural gas. GRE is willing to consider opportunities to sell Coal Creek Station, and NACCO is actively engaged in the exploration of options that could, if successful, allow for transfer of ownership of the power plant to one or more third parties, which would preserve jobs at both Coal Creek Station and the Falkirk Mine.
Falkirk Mine is the sole supplier of lignite coal to Coal Creek Station pursuant to a long-term contract under which Falkirk also supplies a moderate amount of lignite coal annually to Spiritwood Station. In 2019, Falkirk contributed approximately $16 million to NACCO’s Earnings from Unconsolidated Operations. The closure of Coal Creek Station will have a material adverse effect on the long-term earnings of NACCO Industries. The terms of the contract between the Company and GRE specify that GRE is responsible for all costs related to mine closure, including but not limited to, final mine reclamation costs, post-retirement medical benefits and pension costs with respect to Falkirk employees.
As mentioned above, the contract between Camino Real Fuels and DRCP was unexpectedly terminated effective July 1, 2020. Camino Real Fuels delivered 1.5 million tons of coal during 2019. Closure of the mine does not materially impact NACCO’s outlook for 2020. The contract mining agreement between Camino Real Fuels and DRCP was previously expected to terminate in 2021.

North American Mining Results

Limestone deliveries for the second quarter of 2020 and 2019 were as follows:
	2020	2019
	(in millions)
Tons of limestone delivered	10.8	11.8

Key financial results for the second quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$12,048	$10,728
Operating profit	$544	$(450)

North American Mining revenues increased and operating profit improved significantly, despite a reduction in tons delivered, primarily due to new operations added since June 30, 2019 and favorable changes in the mix of customer requirements.

North American Mining Outlook
In the second half and full year of 2020, North American Mining expects limestone deliveries to increase modestly from the respective prior year periods.
North American Mining expects operating profit in the second half of 2020 to improve over the second half of 2019, but decrease significantly from the first half of 2020. Operating profit is expected to benefit from earnings associated with new limestone mining contracts and favorable changes in the mix of customer requirements. Full-year 2020 operating profit is expected to increase significantly over 2019.
Capital expenditures are expected to be approximately $13 million in 2020, primarily for the acquisition, relocation and refurbishment of draglines.
In 2019, North American Mining's subsidiary, Sawtooth Mining, LLC, entered into a mining agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada, Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Nevada is in the process of securing permits and currently expects to commence construction in 2021 and production of lithium products in 2023.

Minerals Management Results

Key financial results for the second quarter of 2020 and 2019 were as follows:
	2020	2019
	(in thousands)
Revenues	$1,987	$8,242
Operating profit	$510	$6,789

Second quarter 2020 Minerals Management revenues and operating profit decreased significantly from the comparable 2019 period. The second quarter of 2019 included significant royalty income generated by a large number of new gas wells put into commission during 2018 and early 2019. These wells are operated by third parties to extract natural gas from the Company's Ohio Utica shale mineral reserves. Since new wells have high initial production rates and follow a natural decline before settling into relatively stable, long-term production, royalty income in 2020 decreased substantially from 2019 levels.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas and, to a lesser extent, oil, natural gas liquids and coal, extracted primarily by third parties. The 2019 results included a substantial increase in royalty income, particularly in the first half of 2019, generated by a large number of new gas wells put into commission during 2018 and early 2019. Given expected lower natural gas prices, fewer expected new wells and the natural production decline that occurs early in the life of a well, full-year 2020 royalty income is expected to decrease and be substantially lower than 2019 levels. While royalty income is expected to decrease in the second half of 2020 compared with the second half of 2019, the rate of decrease is expected to be substantially lower than the decrease in the first half of 2020 because prior year income significantly decreased between the first and the second halves of the year. Natural gas pricing declines and reduced business activity due to the COVID-19 pandemic have resulted in higher-than-average natural gas inventory market levels. A sustained decline in natural gas prices could unfavorably affect the Company’s outlook.
Decline rates for individual wells can vary due to factors like well depth, well length, formation pressure and facility design. In addition, royalty income can fluctuate favorably or unfavorably in response to a number of factors outside of the Company's control, including the number of wells being operated by third parties, fluctuations in commodity prices (primarily natural gas), fluctuations in production rates associated with operator decisions, regulatory risks, the Company's lessees' willingness and ability to incur well-development and other operating costs, and changes in the availability and continuing development of infrastructure.
Minerals Management capital expenditures are expected to total approximately $11 million in 2020 primarily for the acquisition of mineral interests and other investments.

Consolidated Outlook
NACCO expects a significant decrease in full-year 2020 consolidated net income compared with 2019, primarily due to the substantial decrease in operating profit at Minerals Management in the first half of 2020, the anticipated reduction in earnings at the Coal Mining segment and the absence of $2.7 million pre-tax income associated with a prior India venture recorded in the third quarter of 2019. These items are expected to be partially offset by the recognition of a 2020 tax benefit as a result of the CARES Act and an improvement in earnings at the North American Mining segment.
In 2020, cash flow before financing activities is expected to be a use of cash due to significant capital expenditures and payments made in the first half of the year related to deferred compensation and other payroll liabilities. Consolidated capital expenditures are expected to be approximately $47 million in 2020. Capital expenditures were approximately $13 million in the first half of 2020.
Significant uncertainties exist regarding the COVID-19 pandemic, including the extent of economic disruption it may cause in the future. While the Company's operations to date have not been materially affected by the pandemic, future developments, which are highly uncertain and unpredictable, could change the Company's status significantly and rapidly, and could have a material adverse effect on the Company’s operations, supply chain and customers. The extent to which COVID-19 may adversely impact the Company depends on many factors, including but not limited to the extent of new outbreaks as communities reopen, the extent to which additional lockdowns may be needed, the nature of the government public health guidelines and the public's adherence to those guidelines, the success of businesses reopening, and the timing for proven treatments and vaccines for COVID-19. Even after the COVID-19 pandemic has subsided, the Company may experience material adverse effects due to a resulting decline in economic activity. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets and may continue to adversely impact NACCO's stock price.
One of the Company’s core strategies is to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company works to drive down coal production costs and maximize efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. This benefits both customers and the Company's Coal Mining segment, as fuel cost is the major driver for power plant dispatch. Increased power plant dispatch drives increased demand for coal by the Coal Mining segment's customers, just as lower dispatch reduces demand.
The Company continues to evaluate opportunities to expand its coal mining business, however opportunities are likely to be very limited. Low natural gas prices and growth in renewable energy sources, such as wind and solar, could continue to unfavorably affect the amount of electricity dispatched from coal-fired power plants. The political and regulatory environment is not generally receptive to development of new coal-fired power generation projects which would create opportunities to build and operate new coal mines. However, the Company does continue to seek out and pursue opportunities where it can apply its management fee business model to replace legacy operators of existing surface coal mining operations in the United States. Outright acquisitions of existing coal mines or mining companies with exposure to fluctuating coal commodity markets, or structures that would create significant leverage, are outside the Company’s area of focus.
The Company is focused on building a strong portfolio of affiliated businesses for diversification. North American Mining continues to expand the scope of its business development activities to grow and diversify by targeting potential customers who require a broad range of minerals and materials. North American Mining also continues to leverage the Company’s core mining skills to expand the range of contract mining services provided, in addition to providing comprehensive mining services to operate entire mines when appropriate, as is the case at the new lithium project in Nevada.
The Company’s efforts to grow and diversify the Minerals Management segment includes evaluating acquisitions of additional mineral interests or similar investments in the energy industry. The Company's primary initial focus will be on diversifying acquisitions of mineral interests with a balance of near-term cash flow yields and upside potential from future development. During the second quarter of 2020, the Company’s subsidiary, Catapult Mineral Partners, invested $2.0 million to acquire shares of a public company with a diversified portfolio of royalty producing mineral interests as part of this growth and diversification strategy. The recent dramatic downturn in petroleum prices provided an opportunity to make this investment at an attractive market multiple for a company with a conservative financial position, strong earnings potential and attractive historical dividend yield.
Mitigation Resources of North America® was formed to create and sell stream and wetland mitigation credits and provide services to those engaged in permittee-responsible mitigation. This business has achieved several early successes and is positioned for additional growth.
The Company is leveraging its core mining skills to develop a strong and diverse portfolio of service-based businesses operating in the mining and natural resources industries. The Company is also committed to maintaining a conservative capital structure while it grows and diversifies without unnecessary risk. Ultimately, diversified strategic growth is the key to increasing free cash flow available to continue to re-invest in and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence, with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, August 6, 2020 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/3376067 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at https://ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through August 13, 2020. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of a long-term mining contract, or a customer default under a contract, including any actions taken related to Great River Energy's Coal Creek Station power plant, (2) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects and any unfavorable effects of the COVID-19 pandemic on the Company's suppliers' ability to provide products or replacement parts if the virus continues to spread or quarantines are reinstated, as well as other disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes, terrorist acts, any of which could result in suspension of operations or harm to people or the environment, (3) changes in coal consumption patterns of U.S. electric power generators or the power industry that would affect demand for the Company's mineral reserves, (4) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (5) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (6) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (7) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (8) weather or equipment problems that could affect deliveries to customers, (9) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well development operations, (10) changes in the costs to reclaim mining areas, (11) costs to pursue and develop new mining and value-added service opportunities, (12) delays or reductions in coal or aggregates deliveries, (13) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas and oil, and (14) increased competition, including consolidation within the coal and aggregates industries.

About NACCO Industries, Inc.
NACCO Industries, Inc.® is the public holding company for The North American Coal Corporation®. The Company and its affiliates operate in the mining and natural resources industries through three operating segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and activated carbon producers pursuant to a service-based business model. The North American Mining segment provides value-added contract mining and other services for producers of aggregates, lithium and other minerals. The Minerals Management segment promotes the development of the Company’s oil, gas and coal reserves, generating income primarily from royalty-based lease payments from third parties. In addition, the Company has launched a new business providing stream and wetland mitigation solutions. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2020	2019	2020	2019
	(In thousands, except per share data)
Revenues	$35,355	$41,352	$72,999	$81,449
Cost of sales	31,515	32,684	64,078	59,396
Gross profit	3,840	8,668	8,921	22,053
Earnings of unconsolidated operations	13,778	14,143	29,781	30,413
Operating expenses
Selling, general and administrative expenses	12,591	12,788	25,318	25,441
Amortization of intangible assets	792	881	1,569	1,528
Gain on sale of assets	(247)	(19)	(247)	(37)
	13,136	13,650	26,640	26,932
Operating profit	4,482	9,161	12,062	25,534
Other (income) expense
Interest expense	330	222	733	453
Interest income	(129)	(581)	(530)	(1,134)
Income from other unconsolidated affiliates	(79)	(323)	(212)	(645)
Closed mine obligations	390	330	824	696
Gain on equity securities	(1,512)	(261)	(316)	(959)
Other, net	(102)	11	(117)	22
	(1,102)	(602)	382	(1,567)
Income before income tax (benefit) provision	5,584	9,763	11,680	27,101
Income tax (benefit) provision	(466)	1,788	(536)	4,108
Net income	$6,050	$7,975	$12,216	$22,993

Earnings per share:
Basic earnings per share	$0.86	$1.14	$1.74	$3.30
Diluted earnings per share	$0.86	$1.14	$1.74	$3.29

Basic weighted average shares outstanding	7,024	6,986	7,010	6,965
Diluted weighted average shares outstanding	7,024	6,986	7,034	6,993

EBITDA RECONCILIATION (UNAUDITED)
	Quarter Ended				Trailing 12
	9/30/2019	12/31/19	3/31/20	6/30/20	Months 6/30/20
	(in thousands)
Net income	$10,264	$6,375	$6,166	$6,050	$28,855
Income tax provision (benefit)	1,357	(1,698)	(70)	(466)	(877)
Interest expense	230	189	403	330	1,152
Interest income	(1,878)	(604)	(401)	(129)	(3,012)
Depreciation, depletion and amortization expense	4,044	4,145	4,544	4,624	17,357
EBITDA *	$14,017	$8,407	$10,642	$10,409	$43,475

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines EBITDA as net income before income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND JUNE 30, 2019 (UNAUDITED)

	Three Months Ended June 30, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$21,573	$12,048	$1,987	$327	$(580)	$35,355
Cost of sales	19,861	11,408	558	355	(667)	31,515
Gross profit (loss)	1,712	640	1,429	(28)	87	3,840
Earnings of unconsolidated operations	12,800	978	—	—	—	13,778
Operating expenses
Selling, general and administrative expenses	6,222	1,321	919	4,130	(1)	12,591
Amortization of intangible assets	792	—	—	—	—	792
Gain on sale of assets	—	(247)	—	—	—	(247)
	7,014	1,074	919	4,130	(1)	13,136
Operating profit (loss)	$7,498	$544	$510	$(4,158)	$88	$4,482

	Three Months Ended June 30, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$22,570	$10,728	$8,242	$131	$(319)	$41,352
Cost of sales	21,254	10,473	1,262	302	(607)	32,684
Gross profit (loss)	1,316	255	6,980	(171)	288	8,668
Earnings of unconsolidated operations	13,529	614	—	—	—	14,143
Operating expenses
Selling, general and administrative expenses	6,714	1,326	191	4,561	(4)	12,788
Amortization of intangible assets	881	—	—	—	—	881
Gain on sale of assets	(12)	(7)	—	—	—	(19)
	7,583	1,319	191	4,561	(4)	13,650
Operating profit (loss)	$7,262	$(450)	$6,789	$(4,732)	$292	$9,161

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND JUNE 30, 2019
(UNAUDITED)

	Six Months Ended June 30, 2020
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$42,501	$23,672	$7,228	$353	$(755)	$72,999
Cost of sales	41,135	21,989	1,256	496	(798)	64,078
Gross profit (loss)	1,366	1,683	5,972	(143)	43	8,921
Earnings of unconsolidated operations	27,827	1,954	—	—	—	29,781
Operating expenses
Selling, general and administrative expenses	12,941	2,609	1,195	8,575	(2)	25,318
Amortization of intangible assets	1,569	—	—	—	—	1,569
Gain on sale of assets	—	(247)	—	—	—	(247)
	14,510	2,362	1,195	8,575	(2)	26,640
Operating profit (loss)	$14,683	$1,275	$4,777	$(8,718)	$45	$12,062

	Six Months Ended June 30, 2019
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$39,320	$21,503	$20,928	$674	$(976)	$81,449
Cost of sales	37,178	20,473	2,088	681	(1,024)	59,396
Gross profit (loss)	2,142	1,030	18,840	(7)	48	22,053
Earnings of unconsolidated operations	29,310	1,103	—	—	—	30,413
Operating expenses
Selling, general and administrative expenses	12,685	2,525	382	9,859	(10)	25,441
Amortization of intangible assets	1,528	—	—	—	—	1,528
Gain on sale of assets	(30)	(7)	—	—	—	(37)
	14,183	2,518	382	9,859	(10)	26,932
Operating profit (loss)	$17,269	$(385)	$18,458	$(9,866)	$58	$25,534